As filed with the Securities and Exchange Commission on April 18, 2002
                                               Registration no. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933


                                 CYBERCARE, INC.
             (Exact name of Registrant as specified in its charter)

           Florida                                       65-0158479
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation or                           Identification Number)
        organization)

                                                     Steven M. Cohen
2500 Quantum Lakes Drive, Suite 1000             Chief Financial Officer
Boynton Beach, Florida 33426              2500 Quantum Lakes Drive, Suite 1000
       (561) 742-5000                         Boynton Beach, Florida 33426
(Address, including zip code, and                    (561) 742-5000
telephone number, including                (Name, address, including zip code,
 area code, of registrant's                  and telephone number, including
principal executive offices)                area code, of agent for service)


                       CYBER-CARE RETIREMENT SAVINGS PLAN
                            (Full Title of the Plan)

                                -----------------

                                    COPY TO:
                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                      350 E. Las Olas Boulevard, Suite 1700
                          Ft. Lauderdale, Florida 33301
                              Phone (954) 763-1200
                               Fax (954) 766-7800

                                -----------------

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                  TITLE OF                                      PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
              SECURITIES TO BE            AMOUNT BEING           OFFERING PRICE              AGGREGATE          REGISTRATION
                 REGISTERED               REGISTERED(1)           PER SHARE(2)           OFFERING PRICE(2)           FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.0025 per share                              106,389                 $.19                   $20,214               $18.60
----------------------------------------------------------------------------------------------------------------------------------
   TOTAL                                                                                                           $18.60
==================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average high and low prices as reported by the Nasdaq National Market on April 16, 2002.

                                   PROSPECTUS
                                 CYBERCARE, INC.

                             ----------------------

                                 106,389 SHARES

                                  COMMON STOCK

                             ----------------------



      This prospectus is a part of a registration statement covering an aggregate of 106,389 shares of Common Stock of CyberCare, Inc. ("CyberCare", "we", "us" or "our"). The shares are being issued pursuant to Cyber-Care's Retirement Savings Plan (the "Plan"). Individuals who are issued shares covered by this prospectus are sometimes collectively referred to as "selling security holders." Selling security holders may sell all or a portion of the shares covered by this prospectus, from time to time, in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales at negotiated prices.


      We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling security holder under this prospectus. We will pay all costs and expenses incurred in connection with the registration of the shares. The selling security holders will pay the costs associated with any subsequent sales of the registered shares, including any concessions, commissions, fees and applicable transfer taxes.


      Our common stock is quoted on the Nasdaq National Market under "CYBR." On April 16, 2002, the last reported sales price of CyberCare was $.16 per share.


      AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS APPEARING ON PAGE 7.

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is April 18, 2002

                                TABLE OF CONTENTS



Where You Can Find More Information.......................................  1

Incorporation of Documents By Reference...................................  1

Forward-Looking Information...............................................  1

Business .................................................................  3

Risk Factors..............................................................  7

Description of Plan....................................................... 17

Selling Security Holders.................................................. 18

Plan of Distribution...................................................... 20

Resale of Shares by Affiliates............................................ 21

Description of Securities................................................. 22

Legal Matters............................................................. 23

Experts................................................................... 23

Indemnification........................................................... 23


      WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT CYBERCARE THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES EXCHANGE COMMISSION. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT.

      IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THE PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are required to file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at HTTP://WWW.SEC.GOV.

                      INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

      * Proxy statement filed on May 9, 2001, for our annual meeting of shareholders.
      * Quarterly reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001.
      * Current reports on Form 8-K filed on June 1, 2001, June 28, 2001, September 17, 2001, October 15, 2001, October 31, 2001, January 15, 2002, January 16, 2002, February 11, 2002, March 7, 2002, April 15,
            2002 and April 17, 2002.
      *     Annual report on Form 10-K for the year ended December 31, 2001.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

                               Corporate Secretary
                                 CyberCare, Inc.
                      2500 Quantum Lakes Drive, Suite 1000
                        Boynton Beach, Florida 33426-8308
                            Telephone (561) 742-5000


                           FORWARD-LOOKING INFORMATION

      This Prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or may contain disclosures which are "forward-looking statements."

      For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "could," "may," "will," "believes," "anticipates," "plans," "expects," "projects," "estimates," "intends," "continues," "seeks," "predicts," "expectations," variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict. As a result, because these statements are based on expectations as to future performance and events and are not statements of fact, actual events or results may differ materially from those expressed or forecast in such forward-looking statements. Factors that might cause CyberCare's actual results to differ materially from those indicated by such forward-looking statements include, without limitation, those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement and "Risk Factors" and included elsewhere in this Prospectus, as well as Future Factors that may have the effect of reducing our available operating income and cash balances.

      Future Factors include risks associated with the uncertainty of future financial results; government approval processes; changes in the regulation of the healthcare and technology industries at either the federal or state levels; changes in reimbursement for services by government or private payors; competitive pressures in the healthcare and technology industries and CyberCare's response thereto; delays or inefficiencies in the introduction, acceptance or effectiveness of new products; the impact of competitive products or pricing; CyberCare's relationships with customers and partners; cash expenditures related to possible future acquisitions and expansions; on-going capital expenditures; CyberCare's ability to obtain capital on favorable terms and conditions; increasing prices of products and services; U.S. and non-U.S. competitors, including new entrants; rapid technological developments and changes and CyberCare's ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products and services; the availability of manufacturing capacity, components and materials; the ability to recruit and retain talent; the achievement of lower costs and expenses; credit concerns in the emerging service provider market; customer demand for CyberCare's products and services; U.S. and non-U.S. government and public policy changes that may affect the level of new investments and purchases made by customers; changes in U.S. and non-U.S. governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers and significant suppliers; the ability to supply customer financing; technological implementation; and cost/financial risks in the use of large, multiyear contracts; CyberCare's credit ratings; the outcome of pending and future litigation; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support CyberCare's future business; general industry and market conditions and growth rates; and general U.S. and non-U.S. economic conditions, including interest rate and currency exchange rate fluctuations.

      You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading this entire Prospectus and the documents incorporated herein by reference.

                                    BUSINESS

      CyberCare, Inc. was incorporated in September 1989 in the State of Florida. Our principal executive offices are located at 2500 Quantum Lakes Drive, Suite 1000, Boynton Beach, Florida 33426, and our telephone number is
(561) 742-5000. CyberCare consists of the following three separate and distinct businesses:

      Pharmacy business whose operations primarily support assisted living and similar long-term care facilities;

      Physical therapy and rehabilitation business focuses on providing occupational, physical and speech therapy services; and

      Technology business focuses on the development and commercialization of patented products and services used in remote monitoring, care and communication between patients, caregivers and other people included in the healthcare continuum.

      Our technology division is a tele-health solutions company improving the delivery of care through its products and services. Tele-health involves the remote monitoring of patients and delivery of care via specially designed hardware and software, through standard telephone lines and/or broadband connectivity, either directly or in a network-based environment over the Internet. Product offerings enable health plans, home health, disease management agencies, employers, hospital systems, HMOs, insurers and other risk bearing organizations to better manage the cost of care through wellness and disease management programs.

      We create an online interactive community that incorporates all members of the care team in the healthcare delivery process, resulting in cost reductions and the improvement in the quality of patient care. Utilizing patented technology for the remote monitoring and real-time interactive communication between patients and caregivers, the CyberCare System(TM) allowS for effective and efficient electronic disease management, including automatic data collection, case management, and personal interaction. The CyberCare System(TM), which consists of the Electronic HouseCall(R) family of products ("EHC(TM)"), the CyberCare 24 Network(TM), and the CyberHealth ManagEr(TM), provides a complete package of tele-health products and services for patients, caregivers and payors. We are committed to quality and our solutions are global in nature. In addition to our domestic sales efforts, we intend to market our products and services in foreign markets via a series of licensing arrangements and joint venture partnerships with local organizations that understand local health care delivery issues and which have a strong local presence, appropriate infrastructure and relationships with industry and government.

      Our proprietary software application is the Electronic HouseCall(R) application that runs on the EHC(TM) patient and provider Units that havE videoconferencing and medical measurement capabilities. This software application was originally developed at Georgia Tech and further modified by us. The software application implements the patented technology that is licensed to us from Georgia Tech and the Medical College of Georgia. The patent (U.S. Patent No. 5,987,519 titled "Telemedicine system using voice video and data encapsulation and de-encapsulation for communicating medical information between central monitoring stations and remote patient monitoring stations") secures all telemedicine applications that use packet-based technology to simultaneously exchange voice, video, and medical data. Also incorporated in the software application is the technology secured by U.S. Patent No. 6,112,224 titled "Patient monitoring station using a single interrupt resource to support multiple measurement devices" as well as technology secured by multiple patents pending.

      Our CyberCare System is comprised of monitoring devices ("Units") and peripheral medical devices designed for use by patients and Units designed for use by care providers. Units and peripherals determined to be medical devices have received marketing approval by the United States Food and Drug Administration ("FDA") as described below. Other Units are not subject to FDA regulatory approval or, because they have been determined to be line extensions of a "cleared" Unit, do not require additional regulatory approval.

PATIENT UNITS

EHC100: This Unit is a general-purpose telecommunications device for use by patients and is not regulated by the FDA. It uses standard telephone lines and is intended for use by an unassisted patient in his or her residence. The Unit allows the patient to use certain peripheral medical devices and take their own vital signs measurements, such as blood pressure, blood glucose level and body weight. The Unit then transmits the measurements to a database that resides on the CyberCare 24 Network(TM) for review, analysis anD appropriate action by a care provider.

EHC1500: The EHC1500 is a variation of the EHC100 that uses a pocket PC platform, thereby allowing greater portability and flexibility of use. It can be configured to handle up to three peripheral medical devices, including a blood pressure cuff, weight scale and blood glucose meter. It communicates and transmits the vital signs data through the CyberCare 24 Network using a standard telephone line or by wireless connection.

EHC400: This patient Unit has received FDA marketing clearance and uses broadband telecommunication services to connect to the CyberCare 24 Network. It allows the patient to interact with care providers (such as a physician, nurse, physician assistant, care manager, etc.) situated in another location in a "virtual housecall" through an audio-visual videoconference, and allows the patient, using various peripheral medical devices, to collect and transmit his or her own medical measurements (such as blood pressure, using a sphygmomanometer; temperature, using an electronic oral thermometer; blood oxygen saturation and pulse, using a pulse oximeter; blood glucose (sugar) level, using a glucometer; body weight, using an electronic weight scale; and/or heart, lung and bowel sounds, using an electronic stethoscope) through the CyberCare 24 Network for immediate or later review by care providers.

EHC300: This patient Unit is similar to the EHC400, but only permits audio-visual videoconferencing without the addition of peripheral medical devices or vital sign data collection. It communicates with care provider Units via the CyberCare 24 Network using standard telephone lines and has the capability to engage in multipoint conferences with other Units through the CyberCare 24 Network.

EHC350: Similar to the EHC400, this patient Unit combines the audio-visual videoconferencing capabilities of the EHC300 with peripheral medical device availability and patient vital signs data collection through a special module to accommodate the peripheral devices. The Model 350 is equipped with a module for accommodating the connection of peripheral devices and communicates and transmits data through the CyberCare 24 Network using standard telephone lines.

EHC2000: This is a more advanced, compact and lightweight version of the EHC400 which supports the use of peripheral medical devices including "plug and play" USB ports. It also features a magnetic card reader and can use either standard analog telephone lines or broadband telecommunications service to communicate and transmit data via the CyberCare 24 Network.

EHC2050: This patient Unit is a variation of the EHC 2000 and uses standard telephone lines to communicate and transmit data either using the routed architecture of the CyberCare 24 Network or directly (in a "point-to-point" manner) to a care provider using either an EHC650 or EHC1650 care provider Unit.

CARE PROVIDER UNITS

EHC600: The EHC600 care provider workstation Unit has received FDA marketing clearance and uses broadband telecommunications service to allow care providers to conduct a "virtual housecall" and interact with a remotely situated patient in an audio-visual videoconference. Incorporating the Cyber HealthManager software, this Unit also allows care providers to initiate collection of certain patient vital signs measurements during a "virtual housecall" as well as review patient vital sign measurements and snapshot images (such as for wound care treatment) transmitted by a patient Unit through the CyberCare 24 Network. This Unit enables the care provider to assess patient status, analyze patient data and develop reports through its various software capabilities.


EHC650: This Unit has the same features as the EHC600, except that it communicates directly with an EHC2050 patient Unit (in a "point-to-point" manner) rather than through the routed architecture of the CyberCare 24 Network.

EHC1600: This care provider Unit is a laptop version of the EHC 600 workstation, but uses either standard analog telephone lines or broadband telecommunications service to communicate via the CyberCare 24 Network.

EHC1650: This model is similar to the EHC1600 except that it utilizes standard analog telephone lines to communicate directly (in a "point-to-point" manner) with patient Units having videoconferencing capabilities. The EHC1650 uses a stand-alone database and can be connected with the CyberCare 24 Network as needed for periodic software and database updates.

EHC1625: This care provider Unit is a scaled-down, hand-held version of the EHC600 and uses pocket PC platform. It is a care management device that enables the care provider to remotely monitor patient vital sign data transmitted from a patient Unit. It does not permit direct interaction or video conferencing with a patient. It is web-enabled and operates either in a wireless environment or using standard analog telephone lines to communicate via the CyberCare 24 Network.

EHC3000 CARE MANAGEMENT SOFTWARE: This is a web-enabled software platform that allows the care provider access, via the internet and a secure home page, to the data on the CyberCare 24 Network database transmitted from patient Units. It operates on any computer with internet access that utilizes an industry standard browser and can provide electronic mail notifications to care providers regarding a patient's condition based on programmable ranges and/or thresholds determined by the care provider.

PERIPHERAL MEDICAL DEVICES AND SOFTWARE APPLICATIONS

      A number of peripheral medical devices are used in connection with certain EHC patient Units, some of which we obtain commercially from medical device suppliers and others which we have developed ourselves. We have developed certain medical devices and software applications as principle components of the CyberCare System and have received FDA marketing clearance on such items as follows:

      Weight Scale - FDA marketing clearance obtained.
      Blood Glucose Meter - FDA marketing clearance obtained.
      Electronic Stethoscope - FDA marketing clearance obtained.
      Blood Pressure Cuff (Sphygmomanometer) - FDA marketing clearance obtained. Pulse Oximeter - FDA marketing clearance obtained.
      Electronic Oral Thermometer - FDA marketing clearance obtained.
      Spirometer - Application for FDA marketing clearance in progress. Medication Compliance Option - Application for FDA marketing clearance in progress.

      The CyberCare System has a very flexible configuration and system design, allowing the EHC products to meet various application requirements and conditions for different market segments. The products and services may be combined in a fully network-based system or in a point-to-point configuration. In addition to workstation type Units, the CyberCare System includes web-based, mobile and hand-held EHC Units for both the caregiver and the patient so they are not constrained by the boundaries of home, office or expensive stand alone equipment. All the EHC products conform to industry standards and may be integrated into customer workflow and data management operating systems. Significant attention in the design process has been devoted to security, confidentiality and privacy, as well as to intended target markets. The CyberCare System helps the caregiver to track clinical outcomes and improvements in medication and treatment compliance.

      The CyberCare System has been designed to be implemented in fee-for-service, case rate, episodic rate or capitation environments.

OUR OTHER BUSINESSES

       We provide physical, occupational, speech therapy and pain rehabilitation services in clinics currently owned and/or operated. We currently employ approximately 153 people in this segment. On average, each physical therapy clinic typically has a staff of three, including a fully licensed therapist, a licensed therapy assistant and an administrative secretary/rehabilitation aide. We develop rehabilitation clinics within specific geographic locations throughout Florida that we believe will create synergies and operating efficiencies and satisfy the cost containment requirements of significant payor sources. Our rehabilitation services include specialty programs, like pain management, coupled with traditional services, such as comprehensive rehabilitation.

      Our Pharmacy is a pharmacy employing approximately 48 individuals with its principal place of business in Lakeland, Florida. Through this segment, we provide unit-dosed medications to over 4,000 residents in 85 assisted-living facilities across central and west Florida by delivering directly to the facilities serviced. Our Pharmacy also has permits to dispense to patients in other states as a non-resident pharmacy.

      We are currently evaluating the above two businesses for growth, profitability and cash flow. Upon the completion of the evaluation, we will make a determination whether to maintain these businesses as part of the consolidated group or, if we receive an offer to purchase these businesses which is in the best interest of our shareholders, we will sell the businesses.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT AND WE MAY NEVER REACH PROFITABILITY


      To date, we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, we have sustained substantial losses. Net losses for the years ended December 31, 2001, 2000 and 1999 were $44,916,000, $28,698,000 and $10,808,000, respectively. Our accumulated deficits as of December 31, 2001 and 2000 were $112,066,000 and $67,150,000, respectively. Our products and services may never achieve the commercial acceptance necessary to achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.


WE WILL NEED TO OBTAIN ADDITIONAL FINANCING AND WE CANNOT BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE WHEN NEEDED OR ON TERMS FAVORABLE TO US OR OUR STOCKHOLDERS

      Our future capital requirements will depend on many factors, including but not limited to:

      *     the market acceptance of the CyberCare System;
      * the levels of promotion and marketing required to attain a competitive position in the marketplace;
      * the extent to which we invest in new technology and improvements of existing technology; and
      * the response of competitors to our introduction of the CyberCare System and other new products and services.

      To the extent that funds generated through the exercise of stock options and warrants, sale of common shares under our private equity line agreement with Strategic Investment Management, S.A., together with existing resources, are insufficient to fund our activities over the short and long term, we will need to raise additional funds through equity or debt financing or from other sources. The sale of additional equity or convertible debt may result in additional dilution to our stockholders. To the extent that we rely upon debt financing, we will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. Failure to obtain necessary financing could have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

      Our ability to compete effectively in the tele-health industry will depend on our success in developing and marketing our products and services and/or acquiring other suitable businesses and protecting our proprietary technology both in the United States and abroad. We currently have a license for certain patents and have several patents pending. We intend to file additional patent applications that we deem to be economically beneficial. If we are not successful in obtaining and defending patents or demonstrating that our technology is proprietary, we will have limited protection against those who might copy our technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties. The expenditure involved in asserting, obtaining or defending these intellectual property rights may be more than we can afford.

      Although we have and will continue to enter into confidentiality, covenant not to compete and invention agreements with our employees, consultants, partners and acquisition targets, such agreements may not be honored or they may not be able to adequately protect our rights to our non-patented trade secrets and know-how.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS OR PREVENT US FROM PROVIDING ALL OF OUR SERVICES

      Certain products, which are components of the CyberCare System, were the subject of a patent infringement complaint filed March 2, 2001 by the Cybernet Systems Corporation ("Cybernet") in the United States District Court for the Eastern District of Michigan. The complaint alleged that at least our EHC 600 Provider Units, EHC 500 and EHC 400 Patient Units, and EHC 200 Videoconferencing Unit infringed Cybernet's U.S. Patent No. 6,050,940, issued April 18, 2000, for "General-Purpose Medical Instrumentation". The complaint was never served on us and the lawsuit was dismissed by court order on July 5, 2001 based on the plaintiff's failure to prosecute the case. Had the lawsuit been pursued, we strongly believe we have good and valid defenses to Cybernet's charges of infringement, including, but not limited to, that each of the accused products do not infringe any of the Cybernet patent claims. We are not aware of other claims or threats of claims regarding patent infringement or alleged infringement.

      Third parties may bring claims of copyright or trademark infringement, patent infringement or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. Claims of this kind, even if without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from distributing certain content or utilizing important technologies, ideas or formats.

      Defending and prosecuting intellectual property suits, interference proceedings and related legal and administrative proceedings are costly, time-consuming and divert the attention of technical and management personnel. Litigation may be necessary to enforce our patents or defend our patent rights, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. If the outcome of any such litigation or interference proceedings is adverse to us, it could subject us to significant liabilities to third parties or require us to license disputed rights from third parties or cease using such technology, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. Patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, which can include ongoing royalties. We may not obtain the necessary licenses on satisfactory terms, if at all.

CHANGES IN PAYMENT FOR MEDICAL SERVICES COULD HARM OUR BUSINESS

      We believe that trends in cost containment in the health care industry will continue to result in a reduction in per-patient revenues which may impact our health services segments. The federal government has implemented, through the Medicare program, a payment methodology for physician services. This methodology is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The schedule is adjusted each year and is subject to increases or decreases at the discretion of Congress. Reduced operating margins may not be recouped by us through cost reductions, increased volume, introduction of additional procedures or otherwise. Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ambulatory surgery center and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the patients that we serve that results in a decrease in patients covered by private insurance or a shift in private pay payment structures could adversely affect our business, financial condition or results of operations.

CERTAIN PAYMENTS TO OUR PT&R SUBSIDIARY HAVE BEEN HELD IN ESCROW


      Our Physical Therapy and Rehabilitation subsidiary ("PT&R") received a letter from the Center for Medicare and Medicaid Services ("CMS") and its intermediary in April 2001 notifying us of the suspension of Medicare payments. CMS alleged that certain patient complaints, which constituted less than 1% of PT&R's Medicare patients, and other alleged regulatory non-compliance, justified the payment suspension. During the suspension, the Medicare program continued to process PT&R's claims, but held payments in escrow. In August 2001, the suspension was lifted and payments for processed claims were released, although approximately $1,114,548 remains held in escrow, pending further review. CyberCare has learned that CMS has completed its review and a formal determination is expected shortly, which is anticipated to include a release of the escrowed amount as offset by an amount for denied claims. The denied claims may be appealed through the CMS administrative appeal process. As of December 31, 2001, the Company has recorded an allowance for uncollectibles in the amount of $500,000 against the balance being held.


WE ARE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION

      We are currently the subject of a consolidated class action lawsuit against us and certain of our executive officers alleging violations of federal securities laws. The action seeks unspecified damages and costs. Securities litigation could result in substantial costs to us and could divert management's attention and resources away from our operations and development. Although we have insurance coverage for this consolidated action which we believe will be adequate to cover defense costs, an exception or exclusion to coverage may apply or such coverage may not in fact cover all defense costs. We believe that we have meritorious defenses to these suits, but we may not prevail in this litigation. Since this consolidated action is in the early stages, we cannot predict the outcome of this litigation or determine the full potential impact it may have on our liquidity or financial condition. We, and our executives, believe the claims made in the complaint lack merit.

      We are engaged, as disclosed herein, in other ongoing litigation. We are unable to estimate the financial impact on CyberCare's financial statements of other ongoing litigation.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

      We have begun the process of initiating business network operations in several foreign countries. We are subject to differing laws, regulations and business cultures which may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we have and will continue to enter into agreements with our partners and customers that attempt to minimize these risks, such agreements may not be honored or we may not be able to adequately protect our interests.

      We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

      *     Costs of customizing products for foreign countries;
      *     Foreign currency risks;
      *     Dependence on local vendors;
      * Compliance with multiple, conflicting and changing laws, and regulations and policies;
      *     Longer sales cycles;
      *     Import and export restrictions and tariffs.

      As a result of these competitive barriers to entry and risks, we may not be able to successfully market, sell and deliver our products and services in international markets.

      We may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our net earnings could be negatively affected by any unfavorable fluctuations in foreign currency exchange rates.

      Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs, and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations, we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could negatively affect our operating results.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS

      Our business and technology exposes us to potential professional and product liability risks which are inherent to such business and products, including the risks associated with providing tele-health and disease management products and services through a virtual private network which is reliant upon telecommunications pipelines and connections provided by third parties which may, from time to time, experience interruption of service. We carry reasonably adequate insurance to protect against professional and product liability, including errors and omissions in our technology and software design, unauthorized access to our network and loss or interruption of service or system functions, which could materially adversely impact our business and operations.

WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS BECAUSE OF SYSTEM FAILURE

      Any system failure that causes interruptions in our operations may have an adverse effect on our business, financial condition or results of operations. Our services are dependent on our own and other companies' abilities to successfully integrate technologies and equipment. In connecting with other companies' equipment we take the risk of not being able to provide service due to telecommunications failure. There is also the risk that our equipment may malfunction or that we could make an error, which may negatively affect our customers' service. Our hardware and other equipment may also suffer damage from natural disasters and other catastrophic events, such as loss of power and telecommunications failures. We have taken a number of steps to prevent our service from being affected by natural disasters, including development of redundant systems. Nevertheless, such steps and redundancies may not prevent our system from becoming disabled in the event of a hurricane, power outage or otherwise. The failure of our system resulting from the effects of a natural or man-made disaster could have an adverse effect on our relationship with our customers and our business, financial condition and results of operation.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD MATERIALLY ADVERSELY AFFECT US

      We are dependent, to a significant extent, on the continued efforts and abilities of members of our management team, the majority of which have employment contracts. CyberCare is the owner of $1,000,000 key man life insurance policies on the lives of our President and Executive Vice President. We have had a high degree of success attracting key personnel. Currently, we are not aware of any key personnel who plan to retire or leave CyberCare in the near future. Our former Chairman and CEO, Michael F. Morrell and former Corporate Secretary, Linda Moore resigned in February 2002 and on March 27, 2002, Jack Hight resigned from his position as Interim Chairman of the Board. If we were to lose the services of any of our key employees without obtaining qualified replacements, our business could be materially adversely affected.

      We believe that our success will also depend upon our ability to hire, train and retain other highly skilled personnel. We compete in a new market and there are a limited number of people with skills necessary to provide the services our clients demand. Competition for quality personnel is intense. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could affect our business, financial condition and results of operations.

WE COMPETE WITH A NUMBER OF ESTABLISHED COMPANIES, SOME OF WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNOLOGICAL AND MARKETING RESOURCES THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES

      The tele-health solutions business is relatively new and evolving. We compete with companies in the tele-health and monitoring business and from other industries. The health care industry in general and the market for medical ancillary services specifically are highly competitive. We compete with ancillary services companies that are larger and have greater financial resources than we do. We face competition from companies that provide tele-health solutions, most of which are in the early stages of development.

      We believe that we compete effectively by providing superior technology and tele-health solutions and more personalized care to the patients and customers we serve. We believe the primary competitors for EHC products are small, privately-held companies, none of which have established a major market position as of this time. Some larger companies, such as Panasonic and Agilent, have also recently announced initiatives in this market. Key differentiating factors between us and our competitors in this segment lie primarily in our tele-health solutions architecture that utilizes our patented technology and our developed software applications.

RISKS RELATED TO OUR INDUSTRY

WE CANNOT GUARANTEE YOU THAT OUR PRODUCTS WILL BE FULLY DEVELOPED OR ACCEPTED BY THE HEALTH CARE INDUSTRY

       Payors, physicians, medical providers or the medical community in general may not accept and utilize our products and services. The extent, and the rate at which, our products achieve market acceptance and penetration will depend on many variables, including the establishment and demonstration in the medical insurance and payor communities of the clinical safety, efficacy and cost-effectiveness of our products and services, the advantage of these products over existing technology, third-party reimbursement practices and our manufacturing, quality control, marketing and sales efforts. There can be no assurance that similar risks will not confront any other products and services we develop in the future. Failure of our products and services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

WE ARE SUBJECT TO A SIGNIFICANT NUMBER OF HEALTH CARE INDUSTRY REGULATIONS AND RELATED REGULATIONS, THE FAILURE TO COMPLY WITH, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS

      We are subject to substantial potential liability resulting from a variety of possible causes, including violation of numerous health care laws, malpractice and product liability. Many of the health care laws to which we are subject are broad in scope and difficult to interpret. If any actions or lawsuits are brought against us in the future, such actions or lawsuits could have a materially adverse effect on us. Violations of the state and federal anti-kick back or self-referral laws and regulations could result in substantial civil and/or criminal penalties and/or administrative sanctions for the individuals or entities, including exclusion from participation in the Medicare and Medicaid programs, as well as the suspension or revocation of professional licensure. Such sanctions, if applied to us or any of our employees, could result in significant loss of reimbursement and could have a material adverse effect on us.

      We attempt to minimize our potential liability through implementation of and adherence to compliance policies and procedures, effective supervision and personnel recruitment procedures. We also carry a variety of insurance policies including policies insuring against certain negligent acts. Insurance policies may not adequately cover our losses resulting from such potential liability and we may be unable to continue to qualify for, or be able to afford or obtain such insurance in the future.

      The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), among other things, mandates administrative simplification of electronic data interchanges of health information, including standardizing transactions, establishing uniform health care provider, payer and employer identifiers and seeking protections for confidentiality and security of patient data. Final regulations governing healthcare transaction security were published in the August 17, 2000 FEDERAL REGISTER, and will become effective for most entities in or after October 2002. Final regulations governing privacy and confidentiality of individually identifiable health information were published in the December 20, 2000 FEDERAL REGISTER, and will become effective for most entities in or after February 2003. Many of the provisions of HIPAA do not directly apply to our technology business since it is not included in the types of entities to which HIPAA applies. However, because we may be considered a business associate of a covered entity, and because the implementation of our EHC(TM) system for our customerS necessitates that we have interaction with patient users of the system, we will nonetheless have to comply with certain aspects of the HIPAA regulations in order to assure compliance by our customers. HIPAA also applies to our physical therapy and rehabilitation segment, as well as our pharmacy segment. We are proceeding to assess where our current systems diverge from HIPAA's privacy and security requirements and to implement protocols and procedures that will bring such systems and areas into compliance before the deadlines identified in the final regulations. We are unable at this time to assess the cost of implementation of the administrative simplification requirements of HIPAA that are applicable to our business.

RISK FACTORS ASSOCIATED WITH CONTRACTS AND SUB-CONTRACTS WITH THE U.S.
GOVERNMENT

      It is our goal to introduce the CyberCare System for use by agencies or authorities of the federal and state governments (such as the U.S. Veterans Administration, Medicare, Medicaid, TRICARE, or other federally or state funded health care programs) and we are currently engaged in the administration of pilot programs for our CyberCare System with certain of these agencies and authorities. Accordingly, a portion of our revenue may be derived from contracts or subcontracts funded by the U.S. government or other state or local governments. Therefore, our financial performance may be adversely affected by changing government (federal, state or local) procurement practices and policies as well as declines in government spending and funding. The factors that could have a material adverse effect on our ability to win new contracts with the federal, state or local governments, or retain existing contracts, include the following: budgetary constraints; changes in government funding levels, programs, policies or requirements; technological developments; the adoption of new laws or regulations; and general economic conditions.

NEW LEGISLATIVE DEVELOPMENTS COULD RESULT IN FINANCIAL HARDSHIP

      Legislation regarding health care reform may be introduced in the future by Congress or state legislatures. Any such reforms at the federal or state level could significantly alter patient-provider relationships. State and federal agency rule-making addressing these issues is also expected. No predictions can be made as to whether future health care reform legislation, similar legislation or rule-making will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting investment interests in, or contracting with, us by physicians or health care providers for which there is no statutory exception or safe harbor would have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR STOCK

SUBSTANTIALLY ALL OF OUR SHARES ARE ELIGIBLE FOR PUBLIC RESALE, WHICH MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK

      As of December 31, 2001, we had 67,827,992 shares of Common Stock outstanding, of which substantially all can be sold under an effective registration statement or under Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of our Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock that are currently eligible to be resold pursuant to Rule 144 could have a depressive effect on the future market price of our Common Stock.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER A PRIVATE EQUITY LINE AGREEMENT WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS

      Pursuant to the terms of a private equity line agreement, we may issue up to $30,000,000 of shares of our Common Stock to Strategic Investment Management, S.A. at a price equal to approximately 85% of the market price of the Common Stock. By raising additional funds and issuing additional common shares under the private equity line, our stockholders may experience dilution and various investors engaging in short selling activities might also affect the market price of our common shares. As a result of a decrease in our common stock price, we could face de-listing, a damaged capital structure and a reduction in the availability of additional financing.

      CyberCare has the ability to draw down funds from the private equity line subject to the terms and conditions of the equity line agreement. The amount that CyberCare will be able to draw down is dependent on CyberCare's stock price and volume. If the stock price decreases, this will require CyberCare to issue more shares (and vice versa) and if the trading volume decreases, then the amount of shares to be put will be minimized, thus limiting the amount of funding (and vice versa).

      Due to our current stock price, the NASDAQ Stock Market Inc. ("Nasdaq") has notified us that on February 20, 2002, the price of our common stock had closed for the previous consecutive 30 days below the minimum $1.00 per share requirement under its Marketplace Rules. Consequently, CyberCare has until May 21, 2002 to regain compliance. CyberCare is currently evaluating all possible actions.

      If CyberCare is unable to maintain its current listing or move to an alternative exchange, we will not be able to "Put" any additional shares under the Private Equity Line. In addition, even if we are able to maintain our listing and based upon the current stock price, CyberCare may not be willing to "Put" any additional shares.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR EXISTING
STOCKHOLDERS

      As of December 31, 2001, we had outstanding warrants and options to purchase a total of 23,602,370 shares of our Common Stock at prices ranging from between $0.50 and $31.50 per share, 16,726,000 shares of which are fully vested. We are also authorized to issue up to an additional 6,103,000 options without shareholder approval under our existing stock option plans.

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR SUBORDINATED DEBENTURES COULD NEGATIVELY EFFECT THE MARKET PRICE FOR OUR COMMON STOCK

      We have various outstanding subordinated debentures which are convertible into Common Stock at the holders' option at conversion prices equal to between 85% and 90% of the average closing price either on the date of the conversion notice or for the 20 days trading prior to the date of the conversion notice, but in no event will the conversion price be less than $.30 per share or more than $3.25 per share.

      Because the conversion prices are not fixed the ultimate number of shares of Common Stock issueable if the holders elect to convert the principal amount of the subordinated debentures are unknown at this time. Based upon the minimum conversion price for each subordinated debenture, we would be obligated to issue 11,410,256 shares on conversion if all the subordinated debentures were converted.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE

      Some events over which you have no control could result in the issuance of additional shares of our Common Stock or Preferred Stock, which would dilute your ownership percentage in CyberCare. We may issue additional shares of Common Stock or Preferred Stock:

   *   to raise additional capital or finance acquisitions;
   *   upon the exercise or conversion of outstanding options and warrants;
   * upon the sale of shares of Common Stock pursuant to the Private Equity Line Agreement;
   * as interest payments for and/or upon conversion of certain Subordinated Debentures that have been issued; and/or
   *   in lieu of cash payment of dividends or for services rendered.

YOUR PERCENTAGE OF OWNERSHIP AND VOTING POWER AND THE PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND IN THE FUTURE MAY ISSUE, A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR OUR COMMON STOCK

      We have the authority to issue up to 200,000,000 shares of our Common Stock and 20,000,000 shares of our Preferred Stock without stockholder approval. We may also issue options and warrants to purchase shares of our Common Stock. Future issuances could be at values substantially below the price paid for our Common Stock by current stockholders. We may conduct additional future offerings of our Common Stock, Preferred Stock, or other securities with rights to convert the securities into shares of our Common Stock which may result in a decrease in the value or market price of our Common Stock. Further, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by our stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

WE ANTICIPATE VOLATILITY IN OUR STOCK PRICE

      The market price for securities in our industry historically has been highly volatile. From January 1, 2000 through April 16, 2002, the price of our Common Stock has fluctuated between $39.75 and $0.16 per share. The price of our Common Stock may be subject to fluctuations in response to:


      * quarter to quarter variations in operating results;
      * vendor additions or cancellations;

      * creation or elimination of funding opportunities;
      * favorable or unfavorable coverage by securities analysts;
      * the availability of products, technology and services; and
      * other events or factors, many of which are beyond our control.



      These broad market and industry factors may cause the price of our Common Stock to decline, regardless of our actual operating performance.

                             DESCRIPTION OF THE PLAN


            The Plan is Cyber-Care's Retirement Savings Plan. The Plan, which was established on January 1, 1999, under Section 401(k) of the Internal Revenue Code of 1986, allows eligible employees to set aside a portion of their salary, ranging from 1% to 20%, on a tax-deferred basis.


      The Plan is currently administered by Principal Life Insurance Company. In general, an employee becomes eligible to participate in the Plan upon attaining the age of 21 and following three months of service to us.

      Under the Plan, CyberCare matches employees' contributions up to 50% of an employees' contributions up to a maximum of 4% of the employees' annual salary. CyberCare, at its option, may make payment of its matching contributions in cash, or in common stock of Cyber-Care. On an annual basis, we issue shares of our common stock in the name of the administrator, who holds the shares for the benefit of our employees, as their interests appear on the books and records of the administrator. The number of shares to be issued is determined annually, on December 31 of each year, by dividing the dollar amount of CyberCare's matching contribution obligation by the fair market value of its common stock on December 31 of that year. The shares beneficially owned by each employee will be held by the administrator until the earlier of: (1) termination of the employee's employment by CyberCare, other than by reason of retirement and (2) the employee's voluntary withdrawal from the Plan. Upon the occurrence of either such event, the employee's shares will be sold by the administrator and the proceeds disbursed to the employee as provided in the Plan.

      This prospectus covers the issuance of shares of our common stock under the Plan, and the resale of those shares by persons who are our affiliates. Since the number of shares we may issue under the Plan cannot accurately be estimated, the registration statement, of which this prospectus forms a part, may be amended from time-to-time to register additional shares that we issue under the Plan. This prospectus may also be amended from time-to-time to update information about our affiliates using this prospectus for resales of shares issued to them under the Plan.


                            SELLING SECURITY HOLDERS

      The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws. Shares covered by this prospectus that are owned by our affiliates are "control" shares under federal securities laws.

      The following table sets forth as of the date of this prospectus:

      o     the name of each affiliated selling security holder,

      o the number of shares of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

      o the maximum number of shares to be offered by each affiliated selling security holder pursuant to this prospectus,

      o the number of shares of our common stock to be owned by each affiliated selling security holder following sale of the shares, and

      o the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering (based on 69,873,357 shares of our common stock outstanding as of the date of this prospectus), and adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder's options or warrants, but no other person's options or warrants.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

      We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. IT IS OUR UNDERSTANDING THAT THE INDIVIDUALS LISTED HAVE NOT SOLD AND HAVE NO PRESENT INTENTION TO SELL ANY OF THE SHARES OWNED BY THEM.

                                             NUMBER OF SHARES           NUMBER OF          NUMBER OF SHARES         PERCENTAGE OF
                                              OWNED PRIOR TO             SHARES               OWNED AFTER          THE BENEFICIAL
          NAME AND POSITION                      OFFERING            OFFERED HEREBY            OFFERING               OWNERSHIP
         -------------------                -------------------     ----------------      --------------------    -----------------
        Joseph Forte,
        Chief Executive Officer and
        President                                 506,867                 1,865                 505,002               Less Than 1%


        Arthur Kobrin,
        Treasurer                                 474,378                 2,821                 471,557               Less Than 1%

        Steven Cohen,
        Chief Financial Officer                   100,981                  981                  100,000               Less Than 1%

        Rodger Hochman,
        General Counsel                           105,065                 3,541                 101,524               Less Than 1%

                    Total                       1,187,291                9,208                1,178,083                  1.4%


      In accordance with SEC Regulations, and notwithstanding the number of affiliated selling security holder's shares that are covered by this prospectus, each affiliated selling security holder is limited in the number of shares he or she may resell under this prospectus during any three month period, up to the number of shares that does not exceed the greater of: (1) one percent of the then outstanding shares of common stock of CyberCare, or (2) the average weekly trading volume during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with the broker.

                              PLAN OF DISTRIBUTION

      The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

      The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

      The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

      o through the "pink sheets", on the Nasdaq National Market, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      o     in transactions pursuant to Rule 144;

      o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

      o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

      o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

      In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are our affiliates and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

      In connection with distributions of the shares or otherwise, selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling security holders. Selling security holders may also sell shares short and deliver the Shares to close out the positions. Selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

      We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

      We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

      Sales of securities by the selling security holders, or even the potential of these sales, may have an adverse effect on the market price for shares of our common stock.

      There is no assurance that the selling security holders will sell all or any of the shares, which may be offered hereby.

                         RESALE OF SHARES BY AFFILIATES

      The shares covered by the registration statement, of which this prospectus forms a part, may be resold freely, except that any selling security holder who is our affiliate, as that term is defined in the Securities Act and the rules and regulations thereunder, is limited in the number of shares that may be resold during any three month period to the greater of: (1) one percent of the number of shares of our common stock that are outstanding and (2) the average weekly trading volume in our common stock over the four calendar weeks preceding the date of sale.

      Generally, our affiliates consist of our executive officers, directors and/or owners of 10% or more of our outstanding common stock. Employees not within the scope of the preceding sentence will generally not be considered our affiliates.

                            DESCRIPTION OF SECURITIES

GENERAL


      The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 200,000,000 shares of common stock, with a par value of $.0025 per share, of which approximately [ ] shares are issued and outstanding as of the date of this prospectus, and (2) Preferred Stock of which no shares are outstanding as of the date of this prospectus.

COMMON STOCK

      Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

      Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

      Although none is currently issued and outstanding, we may issue preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our board of directors.

COMMON STOCK PURCHASE WARRANTS


      As of December 31, 2001, we had outstanding warrants and options to purchase a total of 23,602,370 shares of our Common Stock at prices ranging from between $0.50 and $31.50 per share, 16,726,000 shares of which are fully vested. We are also authorized to issue up to an additional 6,103,000 options without shareholder approval under our existing stock option plans.


TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive, Suite 430, Denver Colorado 80209, (303) 282-4800.

                                  LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Ft. Lauderdale, Florida.

                                     EXPERTS

      Ernst & Young LLP, Certified Public Accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which are incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                 INDEMNIFICATION


      Section 607.0850(1) of the Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or on behalf of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

      In the case of proceedings by or in the right of the corporation, Section 607.0850(2) of the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claims as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

      Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation is successful on the merits or in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that the corporation may advance such expenses; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 607.0850.

       Section 607.0850 of the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in favor or in a proceeding by or in the right of a shareholder.

      CyberCare's Articles of Incorporation and Bylaws provide that CyberCare shall indemnify its directors and officers to the fullest extent permitted by Florida law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 106,389 Shares





                                 CyberCare, Inc.


                                  Common Stock



                            -------------------------

                                   PROSPECTUS

                            -------------------------







                            -------------------------


                                 April 18, 2002


                            -------------------------

      You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         There is available without charge, upon written or oral request, documents incorporated by reference in Section 10(a) of the prospectus. Also available without charge, upon written or oral request, those documents required to be delivered to employees pursuant to Rule 428(b) (ss. 230.428(b)). For copies of any such documents, please write to: CyberCare, 2500 Quantum Lakes Drive, Suite 1000, Boynton Beach, Florida 33426-8308, Attn. Arthur Kobrin, Treasurer, (561) 742-5113.


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by CyberCare with the SEC are incorporated herein by reference:

      * Proxy statement filed on May 9, 2001, for our annual meeting of shareholders.

      * Quarterly reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001.

      * Current reports on Form 8-K filed on June 1, 2001, June 28, 2001, September 17, 2001, October 15, 2001, October 31, 2001, January 15, 2002, January 16, 2002, February 11, 2002, March 7, 2002, April 15,
            2002 and April 17, 2002.

      *     Annual report on Form 10-K for the year ended December 31, 2001.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL


         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607.0850(1) of the Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

      In the case of proceedings by or in the right of the corporation, Section 607.0850(2) of the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claims as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to ndemnity. Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation is successful on the merits or in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that the corporation may advance such expenses; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 607.0850.

       Section 607.0850 of the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in favor or in a proceeding by or in the right of a shareholder.

      CyberCare's Articles of Incorporation and Bylaws provide that CyberCare shall indemnify its directors and officers to the fullest extent permitted by Florida law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Any restricted securities to be offered or resold pursuant to this registration statement were issued pursuant to an exemption under Section 4(2) of the Securities Act, as a non-public offering of securities.

ITEM 8.  EXHIBITS

         The following exhibits are filed as part of this registration statement:


EXHIBIT NO.     IDENTIFICATION OF EXHIBIT

  5.1(1)      Opinion Regarding Legality
 10.1(1)      Cyber-Care Retirement Savings Plan
 23.1(1)      Consent of Counsel (included in Exhibit 1.1)
 23.2(1)      Consent of Ernst & Young LLP, independent certified public accountants

    (1)  Filed herewith

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                          Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
                          Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach, State of Florida, on April 18, 2002.

                                 CYBERCARE, INC.


                                 By: /s/ STEVEN M. COHEN
                                     --------------------
                                     Steven M. Cohen, Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                     TITLE                          DATE


/s/ JOSEPH FORTE              Chief Executive Officer,         April 18, 2002
------------------------      President and Director
Joseph Forte



/s/ DANA PUSATERI             Executive Vice President and     April 18, 2002
------------------------      Director
Dana Pusateri



/s/ TERRY LAZAR               Director                         April 18, 2002
------------------------
Terry Lazar



/s/ PETER MURPHY              Director                         April 18, 2002
------------------------
Peter Murphy


/s/ ALAN ADELSON              Director                         April 18, 2002
------------------------
Alan Adelson



/s/ ZACHARIAH P. ZACHARIAH    Director                         April 18, 2002
--------------------------
Zachariah P. Zachariah